Exhibit 10.01
FIRST AMENDMENT TO
CARDINAL HEALTH, INC.
2005 LONG-TERM INCENTIVE PLAN
     This First Amendment (this “Amendment”) to the Cardinal Health, Inc. 2005 Long-Term Incentive Plan (the “Plan”) is made as of February 22, 2006 pursuant to resolutions of the Human Resources and Compensation Committee of the Board of Directors of Cardinal Health, Inc., an Ohio corporation, adopted during a meeting held on February 22, 2006. This Amendment shall be applicable to all awards granted under the Plan.
     1. Subsection 4(b)(xi) of the Plan is hereby deleted in its entirety and in replacement thereof shall be the following:
xi. to allow or require Participants to satisfy withholding tax amounts by electing to have the Company withhold from the Shares to be issued upon exercise of a Nonqualified Stock Option or vesting of a Stock Award that number of Shares having a Fair Market Value equal to the amount required to be withheld. The Fair Market Value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of tax to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;
     2. Section 17(a) of the Plan is hereby deleted in its entirety and in replacement thereof shall be the following:
17. Amendment and Termination of the Plan.

(a) Amendment and Termination. The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company and subject to Section 16(a), no such amendment shall be made that would:
i. increase the maximum aggregate number of Shares which may be subject to Awards granted under the Plan;

ii. reduce the minimum exercise price for Options or Stock Appreciation Rights granted under the Plan; or

iii. reduce the exercise price of outstanding Options or Stock Appreciation Rights.
     3. Section 29 of the Plan is hereby deleted in its entirety and in replacement thereof shall be the following:
29. Tax Withholding.

Each Participant shall pay to the Company, or make arrangements satisfactory to the Company regarding the payment of, any federal, state, local or foreign taxes of any kind required by law to be withheld with respect to any Award under the Plan no later than the date as of which any amount under such Award first becomes includible as compensation of the Participant for any tax purposes with respect to which the Company has a tax withholding obligation. Unless otherwise determined by the Company, withholding obligations may be settled with Shares, including Shares that are part of the Award that gives rise to the withholding requirement; provided, however, that not more than the legally required minimum withholding may be settled with Shares. The obligations of the Company under the Plan shall be conditional on such payment or arrangements, and the Company and its Affiliates shall, to the extent permitted by law, have the right to deduct any such taxes from any vested Shares or any other payment due to the participant at that time or at any future time. The Administrator may establish such procedures as it deems appropriate, including making irrevocable elections, for the settlement of withholding obligations with Shares.